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Exhibit 10.15

DESCRIPTION OF DIRECTOR AND EXECUTIVE COMPENSATION ARRANGEMENTS
(March 8, 2006)

Compensation of Non-Employee Directors1

All stock-based elements are subject to approval of amendments to the 1998 Stock Incentive Plan (the "1998 Plan") at the 2006 Annual Meeting of Stockholders.

        Annual Retainer.    Non-employee members of the Board will receive a retainer in cash and restricted stock:

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  The cash component will be $55,000.

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  The restricted stock award will have a value of $82,5002.

Grants of restricted stock will be valued at the value of the underlying common stock on the date of grant and will vest in full one year from the date of grant.

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The retainer will be payable annually, upon election, re-election or appointment to the Board3.

        Committee Chair Retainers.    Each non-employee Committee Chair will receive:

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  Audit—$20,000, payable one-half in cash and one-half in restricted stock.

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  All other Committees (except Executive Committee)—$15,000, payable one-half in cash and one-half in restricted stock.

        Meeting Fees.    Non-employee directors do not receive any fees for attending Board meetings. Non-employee directors receive $1,000 per committee meeting for attendance (whether in person, by telephone or video conference).

        Lead Director Compensation.    The non-employee director designated as Lead Director will receive an additional retainer of $25,000 annually, payable one-half in cash and one-half in restricted stock3.

Pro-rated for partial years of service.

        Vesting of Restricted Stock.    All restricted stock compensation received by non-employee directors will vest one year after the award.

        Director Ownership Guidelines.    Under the Company's Governance Principles, directors must own 3,000 shares or more of Company common stock within two years after their initial election or appointment and 5,000 shares or more three years from such date. Restricted stock will qualify for this purpose only after full vesting.

        Deferred Compensation.    Non-employee directors may elect to defer all or a portion of their cash compensation under the Company's Nonqualified Deferred Compensation Plan for Non-Employee Directors (the "Director Deferred Compensation Plan"). To date, none of our non-employee directors has elected to do so. All restricted stock issued to non-employee directors as retainers will be placed in the Director Deferred Compensation Plan. Dividends paid on the restricted stock in this account must be reinvested in Company common stock. Amounts in the Director Deferred Compensation Plan will not be released until a director retires and resigns from the Board or is not re-elected.

        Expense Reimbursement and Travel.    The Company pays or reimburses expenses for directors' travel on Board business. In most cases, and based on the director's preference, the Company will handle any travel arrangements, book airline and hotel reservations and cover billings.

Compensation of Named Executive Officers

        Base Salaries.    The executive officers of the Company serve at the discretion of the Board of Directors. The Compensation Committee of the Board determines the base salaries of the Company's Chief Executive Officer and its President and Chief Operating Officer based upon, among other things, information provided by third parties with regard to peers in the REIT industry in order to determine reasonable and competitive compensation levels. The Compensation Committee approves the base salaries of the other executive officers, which are recommended by the Chief Executive Officer. The following are the current annual base salary levels for the Company's Chief Executive Officer and its four other most highly compensated executive officers (the "Named Executive Officers") for 2005:

David Simon Chief Executive Officer	$800,000
David C. Bloom Chairman of the Board — Chelsea Property Group, Inc.	1,000,000
Richard S. Sokolov President and Chief Operating Officer	700,000
James M. Barkley General Counsel and Secretary	475,000
Steve Sterrett Executive Vice President and Chief Financial Officer	450,000

        Employment Agreements.    Mr. Bloom and Mr. Sokolov have entered into employment agreements with the Company, copies of which have been filed as exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 2004 (the "2004 10-K").

        Bonus Program.    Each of the Named Executive Officers is also eligible to receive an annual bonus under the Company's unwritten incentive bonus program (the "Bonus Program"). The Bonus Program is intended to provide senior executives and key employees with opportunities to earn cash incentives based upon the performance of the Company, the participant's business unit and the individual participant. The Company budgets bonus dollars each year based upon its targeted performance and the Company's overall budget is approved each year by the Board. Certain "stretch" levels of performance are also identified at the beginning of each year which may justify higher payments under the Bonus Program, but those will only be paid out to the extent the Company's performance exceeds its budget. Each participant's bonus award for the year is expressed as a percentage of base salary, a fixed dollar amount, or a percentage of the available incentive pool. The bonus opportunities for some senior executives are based upon objective performance criteria such as achievement of certain levels of EBITDA and/or specific performance objectives relative to their primary areas of responsibility. The bonus criteria for other senior executives are discretionary in nature. Where an executive's bonus criteria are objective and based upon clearly identified formulas, the calculation of that executive's bonus is reviewed with the Compensation Committee each year. Where the bonus opportunities of a senior executive are determined on a discretionary basis, the Compensation Committee makes the final determination of any bonus dollars paid to that executive. Bonus amounts for each year are determined in the following February with disbursement in March.

        Stock-Based Awards.    The Named Executive Officers are eligible to receive discretionary awards under the 1998 Plan. Under the 1998 Plan, the Compensation Committee may make the following types of equity-based awards: incentive stock options, nonqualified stock options, stock appreciation rights, performance units and restricted stock. The only type of award the Compensation Committee has made since 2002 is restricted stock which is subject to satisfaction of performance-based criteria set on an annual basis.

        Insurance and 401(k) Plan.    The Company pays employee and dependent life insurance premiums for each Named Executive Officer and makes annual contributions to the accounts of the Named Executive Officers under the Company's 401(k) retirement plan. The Company's basic contribution to the 401(k) retirement plan is equal to 1.5% of the Named Executive Officer's compensation and becomes vested 30% after completion of three years of service, 40% after four years of service and an additional 20% after each additional year of service until fully vested after seven years. The Company matches 100% of the first 3% of the Named Executive Officer's contribution and 50% of the next 2% of the Named Executive Officer's contribution. Company matching contributions are vested when made. The Company's basic and matching contributions are subject to applicable IRS limits and regulations.

        Non-Qualified Plan.    The Named Executive Officers may also participate in the Simon Property Group, L.P. Deferred Compensation Plan (the "Non-Qualified Plan"), a non-qualified deferred compensation plan for the benefit of a group of highly compensated employees. While the Non-Qualified Plan is an unfunded plan for purposes of the Employee Retirement Income Security Act of 1974, as amended, certain assets have been set aside in the Simon Property Group, L.P. Deferred Compensation Plan Trust (the "Non-Qualified Trust") to be used to pay benefits to Non-Qualified Plan participants, except to the extent the Company becomes insolvent.

        The Non-Qualified Plan permits eligible employees to defer receipt of up to 100% of their compensation, including Company stock awarded under the 1998 Plan. The Non-Qualified Plan also authorizes the Company to make matching contributions based on each eligible employee's elective cash deferrals. Participants in the Non-Qualified Plan are 100% vested in all elective cash deferrals. Deferrals of Company stock awarded under the 1998 Plan vest in accordance with the terms of the 1998 Plan. Company matching contributions are vested 20% after one year of service, and an additional 20% for each year of service thereafter. Employee elective cash deferrals and matching contributions generate earnings based on hypothetical investment elections made by individual participants.

        Benefits are payable from the Non-Qualified Plan at such time as elected by each participant. Benefits are payable either in a single lump sum or in up to ten annual installments, as elected by the participant. Upon termination of the participant's employment for any reason other than death, prior to age 591/2 or prior to age 55 with completion of ten years of service, the employee's Non-Qualified Plan benefits will be paid in a single lump sum. As soon as possible following a "change of control" (as defined in the Non-Qualified Plan), each employee would be paid his or her Non-Qualified Plan benefit in a single lump sum.

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DESCRIPTION OF DIRECTOR AND EXECUTIVE COMPENSATION ARRANGEMENTS (March 8, 2006)